As filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-291541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JADE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	2836	83-137788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

221 Crescent St., Building 23

Suite 105

Waltham, MA 02453

(781) 312-3013

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Tom Frolich

Chief Executive Officer

Jade Biosciences, Inc.

221 Crescent St., Building 23

Suite 105

Waltham, MA 02453

(781) 312-3013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cheston Larson

Matt Bush

Anthony Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-291541)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Jade Biosciences, Inc. (File No. 333-291541), initially filed on November 14, 2025 and declared effective by the Securities and Exchange Commission on December 19, 2025 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of PricewaterhouseCoopers LLP with respect to its report dated March 6, 2026 relating to the financial statements of Jade Biosciences, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2025 and included in the Prospectus Supplement No. 1 dated March 6, 2026 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of PricewaterhouseCoopers LLP

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 6, 2026.

JADE BIOSCIENCES, INC.

By:	/s/ Bradford Dahms
Name:	Bradford Dahms
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Frohlich Tom Frohlich	Chief Executive Officer & Director (Principal Executive Officer)	March 6, 2026

/s/ Bradford Dahms Bradford Dahms	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2026

* Eric Dobmeier, J.D.	Chair of the Board	March 6, 2026

* Chris Cain, Ph.D.	Director	March 6, 2026

* Tomas Kiselak	Director	March 6, 2026

* Lawrence Klein, Ph.D.	Director	March 6, 2026

* Erin Lavelle	Director	March 6, 2026

*	By:	/s/ Bradford Dahms
	Name:	Bradford Dahms
	Title:	Attorney-in-fact